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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FOURTH QUARTER 2003
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of fourth quarter 2003 earnings, dated January 15, 2004.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2002 Form 10-K filed with the SEC on March 27, 2003.

        In May 2003, the Board of Directors approved a three-for-one split of our common stock to be effected in the form of a stock dividend. The additional shares of stock were distributed on June 20, 2003, for all shareholders of record on June 6, 2003. All share and per share amounts presented have been retroactively restated for the stock split. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares issued as a result of the stock split.

Accounting Changes in Estimates

        The combination of aggressive marketing in the student loan industry and low interest rates has lead to record levels of Consolidation Loan volume, which, in turn, had a significant effect on a number of accounting estimates. We expect the Consolidation Loan program to continue to be an attractive option for borrowers and we do not anticipate any changes in the program prior to the reauthorization of the Federal Family Education Loan Program ("FFELP") in the Higher Education Act (the "HEA"). In response, we have analyzed our assumptions that are affected primarily by Consolidation Loan activity and updated the estimates used in developing the cash flows and effective yield calculations as they relate to the amortization of student loan premiums and discounts, borrower benefits and valuation of the Residual Interest. The cumulative impact of the revised estimates and assumptions relating primarily to Consolidation Loan activity on student loan premiums, discounts and borrower benefits is a $32 million expense on a GAAP basis and $67 million in income on a "core cash" basis. The cumulative effect of this change in accounting estimates is recorded as of the beginning of the fourth quarter of 2003. Accordingly, all fourth quarter 2003 amounts were calculated using the revised estimates. In addition, the impact of Consolidation Loan activity resulted in an $82 million impairment of our Residual Interest asset.

        A recent interpretation of SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions ("realized derivative market value adjustment") that do not qualify as hedges under SFAS No. 133 to be included as realized gains and losses in the derivative market value adjustment on the income statement. As a result, the derivative market value adjustment includes both the unrealized changes in the fair value of our derivatives as well as the realized changes in fair value related to derivative net settlements and dispositions. For "core cash" reporting purposes we have reclassified these payments from the derivative market value adjustment to the income statement line items of the economically hedged item.

        Certain other reclassifications have been made to the balances as of and for the quarter and year ended December 31, 2002, to be consistent with classifications adopted for 2003.

RESULTS OF OPERATIONS

        The following table presents the GAAP statements of income for the quarters ended December 31, 2003, September 30, 2003 and December 31, 2002 and for the years ended December 31, 2003 and 2002.

Condensed Statements of Income

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Federally insured student loans	$446	$435	$490	$1,810	$2,111
Private credit student loans	51	84	92	310	339
Academic facilities financings and other loans	18	19	26	77	96
Investments	41	39	(21)	151	88

Total interest income	556	577	587	2,348	2,634
Interest expense	263	244	292	1,022	1,209

Net interest income	293	333	295	1,326	1,425
Less: provision for losses	27	41	34	147	117

Net interest income after provision for losses	266	292	261	1,179	1,308

Other income:
Gains on student loan securitizations	85	40	262	744	338
Servicing and securitization revenue	131	146	165	667	839
Derivative market value adjustment	(4)	91	(157)	(238)	(1,082)
Guarantor servicing fees	27	40	28	128	106
Debt management fees	69	78	49	259	186
Other	92	52	52	252	218

Total other income	400	447	399	1,812	605
Operating expenses	255	184	181	808	690

Income before income taxes and cumulative effect of accounting change	411	555	479	2,183	1,223
Income taxes	147	205	173	779	431

Income before cumulative effect of accounting change	264	350	306	1,404	792
Cumulative effect of accounting change	—	130	—	130	—

Net income	264	480	306	1,534	792
Preferred stock dividends	3	3	3	12	12

Net income attributable to common stock	$261	$477	$303	$1,522	$780

Diluted earnings per common share:
Before cumulative effect of accounting change	$.57	$.76	$.64	$3.01	$1.64
Cumulative effect of accounting change	—	.28	—	.28	—

Diluted earnings per common share, after cumulative effect of accounting change	$.57	$1.04	$.64	$3.29	$1.64

On-Balance Sheet Student Loan Spread

        The following table analyzes the reported earnings from student loans on-balance sheet for the quarters ended December 31, 2003, September 30, 2003 and December 31, 2002 and for the years ended December 31, 2003 and 2002.

On-Balance Sheet Student Loan Spread Analysis*

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Student loan yield	3.89%	3.84%	4.45%	3.96%	4.54%
Floor Income	.25	.33	.20	.32	.47
Consolidation Loan Rebate Fees	(.54)	(.51)	(.46)	(.50)	(.40)
Offset Fees	(.06)	(.07)	(.08)	(.07)	(.10)
Borrower benefits	(.08)	(.08)	(.09)	(.08)	(.08)
Premium and origination fee amortization	(.13)	(.08)	(.10)	(.09)	(.19)

Student loan net yield	3.33	3.43	3.92	3.54	4.24
Student loan cost of funds	(1.60)	(1.54)	(1.96)	(1.65)	(2.31)

Student loan spread before cumulative estimates	1.73	1.89	1.96	1.89	1.93
Less: Cumulative impact from revised estimates	(.26)	—	—	(.07)	—

Student loan spread	1.47%	1.89%	1.96%	1.82%	1.93%

Student loan average balance	$47,305	$44,839	$43,816	$45,127	$43,082

*
The on-balance sheet student loan spread is a non-GAAP presentation whereby we reclassify the net settlement income/expense on derivatives that do not qualify as hedges under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," to the income statement line items of the economically hedged item. The underlying derivatives from the realized gains and losses in the derivative market value adjustment on the income statement are economically hedging Floor Income (payments on Floor Income Contracts) and the debt funding the student loans in the cost of funds (primarily basis swaps). (See "`Core Cash' Results of Operations.")

Changes in Accounting Estimates Affecting the Student Loan Spread

        As mentioned above, the high rate of Consolidation Loan activity affects the estimates for capitalizing and amortizing student loan premiums and discounts under the life of loan effective interest method as prescribed by SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". Consolidation Loans currently constitute approximately 59 percent of the on-balance sheet FFELP student loan portfolio. We have increased the Constant Prepayment Rate ("CPR") to reflect a higher rate of prepayments in Consolidation Loans than previously assumed. The increase in the CPR reflects an assumed shorter life of the Consolidation Loan portfolio, which increases the rate at which the associated premium amortizes. We also decreased the CPR for on-balance sheet FFELP Stafford loans to account for consolidation activity which extends the term of the loan. These factors resulted in a net $19 million cumulative adjustment to decrease the unamortized student loan premium.

        We also analyzed the speed at which our private credit portfolio amortized and increased the period for which we amortize loan discounts received on private credit student loans. The increase in the average term of private credit student loans resulted in a $23 million cumulative adjustment to increase the unamortized student loan discount that is combined with unamortized student loan premiums on the balance sheet.

        Consolidation Loan activity also affects our borrower benefits effective interest calculation. When a student loan consolidates, the borrower is no longer eligible for the FFELP Stafford borrower benefit, but is eligible for a lower Consolidation Loan benefit. Based on higher projected rates of consolidation, we reduced our estimate of the number of borrowers who eventually qualify for FFELP Stafford borrower benefits, which resulted in a cumulative benefit of approximately $10 million.

Discussion of Student Loan Spread Exclusive of Floor Income and Changes in Accounting Estimates

        The decrease in the fourth quarter 2003 student loan spread exclusive of Floor Income and the cumulative changes in estimates discussed above versus the prior quarter and the fourth quarter of 2002 was primarily due to three factors. First, the cost of funds has increased as we continue to replace GSE funding with funding from non-GSE sources in connection with the GSE Wind Down. Second, Consolidation Loans grew as a percentage of the on-balance sheet FFELP student loan portfolio from 56 percent at December 31, 2002 to 59 percent at December 31, 2003. Consolidation Loans have lower spreads due to the 105 basis point Consolidation Loan Rebate Fees, which is partially offset by the absence of the 30 basis point offset fee, higher SAP yield and lower student loan premium amortization. Over the life of the loan, the net present value of Consolidation Loans is higher than the FFELP loans that were refinanced due to the longer average life of Consolidation Loans and lower servicing fees. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in an increasing percentage of our federally guaranteed student loan portfolio. Third, the increase in the CPR discussed above also increased the quarterly amortization of the premium on Consolidation Loans.

On-Balance Sheet Floor Income

        We earned $30 million or 25 basis points of Floor Income in the fourth quarter of 2003, of which $1 million relates to Variable Rate loans and $29 million relates to Fixed Rate loans, primarily Consolidation Loans. In comparison, we realized $22 million or 20 basis points in Floor Income in the year-ago quarter ($7 million from Variable Rate loans and $15 million from Fixed Rate loans), and $37 million or 33 basis points of Floor Income in the prior quarter ($1 million from Variable Rate loans and $36 million from Fixed Rate loans). The decrease in Floor Income versus the prior quarter is primarily due to the increase in the notional value of Floor Income Contracts as a percentage of loans earning Floor Income. In our calculations of Floor Income, we reduce it by the amount of Floor Income sold through Floor Income Contracts that is passed through to counterparties and reduces the net amount of Floor Income earned. The upfront payment received on Floor Income Contracts is earned over time through the derivative market value adjustment. This reduction was partially offset by the increase in Consolidation Loans. The increase in on-balance sheet Fixed Rate Floor Income from the year-ago quarter is mainly due to the increase in the Consolidation Loan portfolio and lower interest rates.

Securitization Program

Changes in Accounting Estimates Affecting the Residual Interest in Securitized Loans

        We analyzed and updated certain assumptions that were used in the valuation of our Residual Interest as of year-end. The significant changes are summarized in the table below:

	As of December 31, 2003	As of September 30, 2003
FFELP Stafford loan prepayment speed (CPR)	20% in 2004 15% in 2005 6% thereafter	9%
FFELP expected credit losses (as a percentage of securitized loan balance outstanding)	..17%	..49%
Floor Income discount rate	LIBOR swap curve + 5.5%	LIBOR swap curve

        As mentioned above, there have been record levels of Consolidation Loan volume for the past two years, creating a significant effect on the accounting estimates surrounding the initial and subsequent valuations of the Residual Interest. With the continued delay in the HEA reauthorization, we believe that high levels of Consolidation Loan activity will continue. In response, we increased the CPR rate used to value the Residual Interest to reflect the increase in expected prepayments from trust FFELP Stafford loans consolidating and being removed from the trust. The increase in the CPR reduced the value of the Residual Interest.

        We have also increased the discount rate used to value the Fixed Rate Floor Income included in the Residual Interest. We previously valued the Fixed Rate Floor Income using the LIBOR swap curve, which was consistent with the valuation methodology used in pricing and valuing Floor Income Contracts. We changed this estimate to be more consistent with the valuation of other cash flows that constitute the Residual Interest. The higher discount rate used to value the Floor Income component of our securitizations reduced the value of the Residual Interest. Student loan default rates have declined in recent years and we have lowered the FFELP expected default rate used in the valuation model, which increased the value of the Residual Asset.

        Primarily as a result of these revised assumptions and the significant prepayments that actually occurred during the fourth quarter related to our Stafford securitization trusts, we recorded an after-tax $161 million reduction in the value of the Residual Asset, of which an after-tax $52 million was recorded as an other than temporary impairment, and recognized through securitization revenue, and $109 million was recorded as an after-tax reversal of previously recorded unrealized gains in other comprehensive income as a component of equity. These changes in assumptions will also impact future gain on sale calculations and income recognition.

Securitization Activity

        During the fourth quarter of 2003, we completed four securitizations totaling $8.0 billion of which three securitizations consisted of Consolidation Loans totaling $6.8 billion and one securitization consisted of private credit student loans totaling $1.2 billion. The Consolidation Loan transactions did not meet the sale criteria of SFAS No. 140 and were therefore accounted for on-balance sheet as variable interest entities. As a result, no gain or loss was recorded on these transactions. During the third quarter of 2003 we completed four securitizations, two of which did not receive sale treatment. In the fourth quarter of 2002, we completed four securitizations, all of which received sale treatment. The following table summarizes securitization activity for the quarters ended December 31, 2003, September 30, 2003 and December 31, 2002 and for the years ended December 31, 2003 and 2002.

	Quarters ended
	December 31, 2003			September 30, 2003			December 31, 2002
	Number of Transactions	Amount Securitized	Gain %	Number of Transactions	Amount Securitized	Gain %	Number of Transactions	Amount Securitized	Gain %
FFELP Stafford/PLUS loans	—	$—	—%	2	$3,511	1.12%	2	$3,174.80%
Consolidation Loans	—	—	—	—	—	—	1	1,976	9.82
Private credit student loans	1	1,250	6.79	—	—	—	1	690	6.18

Total securitization sales	1	1,250	6.79%	2	3,511	1.12%	4	5,840	4.49%

On-balance sheet securitization of Consolidation Loans	3	6,767		2	5,513		—	—

Total loans securitized	4	$8,017		4	$9,024		4	$5,840

	Years ended
	December 31, 2003			December 31, 2002
	Number of Transactions	Amount Securitized	Gain %	Number of Transactions	Amount Securitized	Gain %
FFELP Stafford/PLUS loans	4	$5,772	1.26%	7	$11,033.92%
Consolidation Loans	2	4,256	10.19	1	1,976	9.82
Private credit student loans	3	3,503	6.79	1	690	6.18

Total securitization sales	9	13,531	5.50%	9	13,699	2.47%

On-balance sheet securitization of Consolidation Loans	7	16,592		—	—

Total loans securitized	16	$30,123		9	$13,699

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools, includes the interest earned on the Residual Interest asset, the revenue we receive for servicing the loans in the securitization trusts, and Embedded Floor Income on securitized student loans not previously included in the gain on sale calculation.

        The following table summarizes the components of servicing and securitization revenue:

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Servicing revenue	$80	$81	$72	$314	$278
Securitization revenue, before Embedded Floor Income	21	34	47	173	239

Servicing and securitization revenue, before Embedded Floor Income	101	115	119	487	517

Embedded Floor Income	77	79	52	337	328
Less:
Floor Income previously recognized in gain calculation	(47)	(48)	(6)	(157)	(6)

Net Embedded Floor Income	30	31	46	180	322

Total servicing and securitization revenue	$131	$146	$165	$667	$839

Average off-balance sheet student loans	$39,908	$39,803	$33,733	$38,205	$32,280

        Servicing and securitization revenue was 1.31 percent of the average balance of securitized loans in the fourth quarter of 2003, 1.46 percent in the prior quarter and 1.94 percent in the corresponding year-ago quarter. The decrease in servicing and securitization revenue for the fourth quarter before the impact of Embedded Floor Income is primarily due to the pre-tax $82 million other than temporary impairment discussed above in "Securitization Program—Changes in Accounting Estimates Affecting the Residual Interest in Securitized Loans."

"CORE CASH" RESULTS OF OPERATIONS

Non-GAAP "Core Cash" Earnings

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with generally accepted accounting principles ("GAAP"). In addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" earnings. While "core cash" measures are not a substitute for reported results under GAAP, we rely on "core cash" measures in operating our business because we believe they provide additional information on the operational and performance indicators that are most closely assessed by management.

        The Company reports pro forma "core cash" earnings, which is the primary financial performance measure used by management not only in developing the financial plans and tracking results, but also in establishing corporate performance targets and determining incentive compensation. Management also relies on several other non-GAAP performance measures related to "core cash" earnings to evaluate the Company's performance. Our "core cash" earnings measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core cash" earnings reflect only current period adjustments to GAAP earnings as described below. Accordingly, the Company's "core cash" earnings presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP earnings and "core cash" earnings calculations follows.

Securitizations

        For those securitizations treated as sales, we record a Residual Interest asset that equals the present value of the estimated future net cash flows from the portfolio of loans sold and, at the same time, we record a gain on the sale calculated as the difference between the relative fair value and the carrying value of the assets sold. The gain on sale effectively accelerates income recognition of the pool of student loans securitized while the ultimate realization of such income remains dependent on their actual performance over time. Fees earned for servicing the loan portfolios and interest earned on the Residual Interest asset are recognized over the life of the securitization as servicing and securitization revenue. For "core cash" results of operations, we treat securitization transactions as long-term non-recourse financings and eliminate the upfront gains on sale from securitization as well as servicing and securitization revenue from income and replace them with the interest income, provision for loan losses, and interest expense from securitized loans as if they remained on-balance sheet. Under "core cash" earnings the performance of the portfolio of loans is measured on a Managed Basis.

Floor Income

        In low interest rate environments when our student loans are earning at the fixed borrower rate and the interest on our floating rate debt is continuing to decline, we earn additional spread income that we refer to as "Floor Income." The timing and amount of Floor Income is uncertain and tied to interest rate fluctuations, so we exclude such income from our "core cash" results of operations.

        We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed in more detail below, the derivatives do not qualify as effective accounting hedges and therefore are marked-to-market through the derivative market value adjustment. For "core cash" results of operations, we reverse the effects of the SFAS No. 133 accounting and include the amortization of net premiums received on Floor Income Contracts in income. Since we exclude Floor Income, we also exclude net settlements on derivative contracts and gains and losses on sales of securities that were economically hedging Floor Income. The Floor Income adjustments are summarized below in the table titled " `Core Cash' Floor Income Adjustments."

Derivative Accounting

        SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria as specified by SFAS No. 133 are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. However, under SFAS No. 133, some of our derivatives, primarily Floor Income Contracts, Eurodollar futures contracts, and certain basis swaps (discussed in detail below), do not qualify for "hedge treatment" under SFAS No. 133 and the stand alone derivative must be marked-to-market through the derivative market value adjustment in the income statement with no consideration for the corresponding change in fair value of the hedged item. The derivative market value adjustment is primarily caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge accounting treatment. "Core cash" earnings exclude the periodic unrealized gains and losses caused by the one-sided derivative valuations, and recognize the economic effect of these hedges, which results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life.

        Our Floor Income Contracts are written options. SFAS No. 133's hedge criteria regarding effectiveness when using written options is more stringent than other hedging relationships. Because the paydown of principal of the student loans underlying the Embedded Floor Income in our student loans does not exactly match the change in the notional amount of our written Floor Income Contracts, the written Floor Income Contracts do not qualify as effective hedges under SFAS No. 133. The Floor Income Contracts effectively fix the amount of Floor Income we will earn over the contract period, thus eliminating the timing and uncertainty associated with Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The changes in the value of Floor Income Contracts is caused by changing interest rates that cause the underlying student loans to earn varying amounts of or no Floor Income, which is transferred to the counterparties. The change in the market value of the Floor Income Contracts is economically offset by the change in value of the student loan portfolio earning Floor Income, but that offsetting change in value is not recognized under SFAS No. 133.

        Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt, to better match the cash flows of our student loan assets that are primarily indexed to commercial paper or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk and do not meet this effectiveness test, because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that economically hedge off-balance sheet instruments that do not meet the SFAS No. 133 effectiveness test. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

        A recent interpretation of SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions ("realized derivative market value adjustment") that do not qualify as hedges under SFAS No. 133 to be included as realized gains and losses in the derivative market value adjustment on the income statement. As a result, the derivative market value adjustment includes both the unrealized changes in the fair value of our derivatives as well as the realized changes in fair value related to derivative net settlements and dispositions. For "core cash" reporting purposes we have reclassified these payments from the derivative market value adjustment to the income statement line items of the economically hedged item. These reclassifications are summarized below in the table titled "`Core Cash' Derivative Reclassifications."

        The following tables present the "core cash" statements of income and the reconciliation of GAAP net income (loss) to "core cash" net income for the quarters ended December 31, 2003, September 30, 2003 and December 31, 2002 and for the years ended December 31, 2003 and 2002.

"Core Cash" Statements of Income

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Managed federally insured student loans	$746	$632	$674	$2,666	$2,864
Managed private credit student loans	99	119	100	427	346
Academic facilities financings and other loans	18	19	26	77	96
Investments	46	44	(21)	163	88

Total Managed interest income	909	814	779	3,333	3,394
Managed interest expense	427	410	463	1,681	2,035

Net managed interest income	482	404	316	1,652	1,359
Less: provision for losses	26	43	34	130	131

Net Managed interest income after provision for losses	456	361	282	1,522	1,228

Other income:
Guarantor servicing fees	27	40	28	128	106
Debt management fees	69	78	49	259	186
Other	96	50	47	257	210

Total other income	192	168	124	644	502
Operating expenses	248	177	171	781	663

Income before income taxes	400	352	235	1,385	1,067
Income taxes	115	124	88	459	377

"Core cash" net income	285	228	147	926	690
Preferred stock dividends	3	3	3	12	11

"Core cash" net income attributable to common stock	$282	$225	$144	$914	$679

"Core cash" diluted earnings per common share	$.62	$.49	$.31	$1.97	$1.43

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
GAAP net income (loss)	$264	$480	$306	$1,534	$792
"Core cash" adjustments:
Net impact of securitization accounting	144	63	(255)	(307)	(282)
Net impact of derivative accounting	(167)	(250)	(51)	(502)	200
Net impact of Floor Income	3	(19)	58	(23)	(92)
Amortization of acquired intangibles and other	9	3	4	34	18

Total "core cash" adjustments before income taxes and cumulative effect of accounting change	(11)	(203)	(244)	(798)	(156)
Net tax effect (A)	32	81	85	320	54

Total "core cash" adjustments before cumulative effect of accounting change	21	(122)	(159)	(478)	(102)
Cumulative effect of accounting change	—	(130)	—	(130)	—

Total "core cash" adjustments	21	(252)	(159)	(608)	(102)

"Core cash" net income	$285	$228	$147	$926	$690

(A)
Such tax effect is generally based upon the Company's marginal tax rate for the respective period. The net tax effect excludes the impact of disallowed losses on equity forward contracts and income tax expense attributed to the Residual Interests in the securitized loans.

        The table below quantifies the adjustment of the net impact of SFAS No. 133 derivative accounting on our net income for the quarters ended December 31, 2003, September 30, 2003 and December 31, 2002 and for the years ended December 31, 2003 and 2002 when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation. Gains and losses on certain closed derivative positions that previously qualified as hedges were capitalized and amortized over the term of the hedged item. Under SFAS No. 133, these amounts are recorded immediately.

        With the adoption of SFAS No. 150, equity forward contracts entered into after May 31, 2003 were accounted for as derivatives under SFAS No. 133 effective June 1, 2003. In accordance with SFAS No. 150, equity forward contracts entered into prior to June 1, 2003 and outstanding at July 1, 2003 were recorded at fair value on July 1, resulting in a gain of $130 million which was reflected as a "cumulative effect of accounting change" in the consolidated statements of income.

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Reversal of SFAS No. 133 income statement items:
Derivative market value adjustment included in other income	$4	$(91)	$157	$238	$1,082
Less: Realized derivative market value adjustment (see "'Core Cash' Derivative Reclassifications")	(171)	(159)	(208)	(739)	(878)

Unrealized derivative market value adjustment	(167)	(250)	(51)	(501)	204
Net effect of pre-SFAS No. 133 derivative accounting	—	—	—	(1)	(4)

Total net impact of SFAS No. 133 derivative accounting	$(167)	$(250)	$(51)	$(502)	$200

        The entire net impact of SFAS No. 133 derivative accounting has been excluded for "core cash" results.

"Core Cash" Derivative Reclassifications

        As discussed above, a recent interpretation of SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses on derivative dispositions ("realized derivative market value adjustment") that do not qualify as hedges under SFAS No. 133 to be included as realized gains and losses in the derivative market value adjustment on the income statement. For "core cash" reporting purposes we have reclassified these payments from the derivative market value adjustment to the GAAP income statement line items of the economically hedged item prior to recording "core cash" adjustments.

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Reclassification of realized derivative market value adjustments:
Payments on Floor Income Contracts reclassified to student loan income	$(99)	$(93)	$(125)	$(407)	$(417)
Payments on Floor Income Contracts reclassified to servicing and securitization income	(58)	(56)	(25)	(196)	(123)
Net settlements on interest rate swaps reclassified to interest expense	10	10	16	42	3
Net settlements on interest rate swaps reclassified to servicing and securitization income	(16)	(16)	(7)	(64)	(87)
Realized gain/loss on closed Eurodollar futures contracts and terminated derivative contracts	(8)	(4)	(67)	(114)	(254)

Total reclassifications of derivative net settlements	$(171)	$(159)	$(208)	$(739)	$(878)

"Core Cash" Floor Income Adjustments

        The adjustments to GAAP earnings for Floor Income are summarized below:

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
"Core cash" Floor Income adjustments:
Floor Income earned on Managed loans	$(54)	$(62)	$(50)	$(292)	$(474)
Amortization of net premiums on Floor Income Contracts and futures in net interest income	48	39	107	161	227
Closed Eurodollar futures contracts economically hedging Floor Income in net interest income	7	3	—	14	109
Losses on sales of securities hedging Floor Income	2	1	1	94	46

Total "core cash" Floor Income adjustments	$3	$(19)	$58	$(23)	$(92)

"Core Cash" Student Loan Spread

        The following table analyzes the reported earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
"Core cash" student loan yields	4.15%	4.13%	4.65%	4.26%	4.94%
Consolidation Loan Rebate Fees	(.38)	(.36)	(.31)	(.36)	(.26)
Offset Fees	(.03)	(.04)	(.05)	(.04)	(.06)
Borrower benefits	(.07)	(.09)	(.11)	(.10)	(.11)
Premium and origination fee amortization	(.13)	(.12)	(.22)	(.13)	(.25)

"Core cash" student loan net yield	3.54	3.52	3.96	3.63	4.26
"Core cash" student loan cost of funds	(1.64)	(1.60)	(2.05)	(1.71)	(2.38)

"Core cash" student loan spread before cumulative estimates	1.90	1.92	1.91	1.92	1.88
Add: Cumulative impact from revised estimates	.31	—	—	.08	—

"Core cash" student loan spread	2.21%	1.92%	1.91%	2.00%	1.88%

Average Balances
On-balance sheet student loans	$47,305	$44,839	$43,816	$45,127	$43,082
Securitized student loans	39,908	39,803	33,733	38,205	32,280

Managed student loans	$87,213	$84,642	$77,549	$83,332	$75,362

Changes in Accounting Estimates Affecting the Student Loan Spread Above

        As mentioned above, the high rate of Consolidation Loan activity affects the estimates for capitalizing and amortizing student loan premiums and discounts and borrower benefits under the life of loan effective interest method as prescribed by SFAS No. 91. When a FFELP Stafford loan consolidates, the term of the loan is extended and the amortization of the premium is likewise extended to match the new term of the loan. In that process the premium balance must be adjusted from inception to reflect the new term of the loan. To account for this in our premium amortization, we decreased the CPR for Stafford loans which extend the average term of the portfolio and lengthens the amortization period. Consolidation Loans comprise 43 percent of the Managed FFELP portfolio versus 59 percent of the on-balance sheet FFELP portfolio, so the term extension on Stafford loans from Consolidation Loan activity is greater for our on-balance sheet portfolio. We also increased the CPR on our Consolidation Loan portfolio which decreases the average term of that portfolio and the related premium amortization period. As discussed above, we believe the high rate of Consolidation Loan activity will continue and we have changed our estimates to reflect the net effect of this activity and recorded a $51 million cumulative adjustment to increase the unamortized student loan premium.

        As our private credit portfolio matures, we have more historic data which we used to analyze the speed at which our private credit portfolio amortizes. Based on this review, we increased the period for which we amortize student loan discounts on a component of our private credit student loan portfolio. The increase in the average term of private credit student loans resulted in a $23 million cumulative adjustment to increase the unamortized student loan discount.

        Consolidation Loan activity also affects our borrower benefits effective interest calculation. When a student loan consolidates, the borrower is no longer eligible for the FFELP Stafford borrower benefit, but is eligible for a lower Consolidation Loan benefit. Based on higher projected rates of consolidation, we reduced our estimate of the number of borrowers who eventually qualify for borrower benefits, which resulted in a cumulative benefit of approximately $39 million.

Discussion of Student Loan Spread Changes in Accounting Estimates

        The decrease in the fourth quarter 2003 student loan spread exclusive of Floor Income and the cumulative adjustments discussed above versus the prior quarter and the fourth quarter of 2002 was primarily due to the higher cost of funds and the increase of Consolidation Loans as a percentage of the total portfolio. The cost of funds increased as we continue to replace GSE funding with non-GSE funding in connection with the GSE Wind Down. Consolidation Loans grew as a percentage of the Managed FFELP student loan portfolio from 35 percent at December 31, 2002 to 43 percent at December 31, 2003. The increase in the "core cash" student loan spread in the fourth quarter of 2003 versus the fourth quarter of 2002 is mainly due to an increase in the amortization of the upfront cash received from Fixed Rate Floor Income contracts and to the increase in the amortization of the loan discount on private credit student loans. These increases were partially offset by the growth in Consolidation Loans for reasons discussed above and a higher relative cost of funds.

        These negatives were partially offset by the increase in the percentage of private credit student loans in the Managed student loan portfolio from 7 percent in 2002 to 9 percent in 2003. These loans are subject to credit risk and therefore earn higher spreads which average 4.45 percent for the private credit student loan portfolio.

Allowance for Private Credit Student Loan Losses—Managed Basis

        The allowance for private credit student loan losses is an estimate of losses in the portfolio where the event of loss has occurred at the balance sheet date but will be charged off in a subsequent period. We estimate our losses using historical data, current trends and relevant industry information. Our private credit portfolios continue to mature, which enables more reliance on our own historic private credit data, such as trends in delinquencies, charge-offs and recoveries, in addition to extrapolations of FFELP loan loss data and industry trends. As a result, during the fourth quarter, we revised our expected default assumptions to further align the allowance estimate with our collection experience, terms and policies of the individual private credit loan programs. These changes increased our allowance for private credit student loan losses by $4 million.

        An analysis of our Managed allowance for loan losses for private credit student loans for the quarters ended December 31, 2003, September 30, 2003 and December 31, 2002 and for the years ended December 31, 2003 and 2002 is presented in the following table.

	Quarters ended			Years ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Balance at beginning of period	$255	$242	$186	$207	$208
Provision for Managed private credit student loan losses	33	32	31	124	96
Other	—	—	6	7	(30)
Charge-offs
Private credit student loans	(25)	(21)	(17)	(83)	(75)
Non-federally insured FFELP student loans	(4)	(1)	—	(6)	(3)
Recoveries	3	3	1	13	11

Charge-offs, net of recoveries	(26)	(19)	(16)	(76)	(67)

Balance at end of period	$262	$255	$207	$262	$207

Net private credit charge-offs as a percentage of average Managed private credit student loans (annualized)	1.06%	.93%	1.13%	.96%	1.25%
Net private credit charge-offs as a percentage of average Managed private credit student loans in repayment (annualized)	2.20%	1.93%	2.09%	1.83%	2.08%
Private credit allowance as a percentage of average Managed private credit student loans	3.15%	3.36%	3.57%	3.58%	3.97%
Private credit allowance as a percentage of the ending balance of Managed private credit student loans	3.05%	3.20%	3.44%	3.05%	3.44%
Private credit allowance as a percentage of Managed private credit student loans in repayment	6.03%	6.92%	6.27%	6.03%	6.27%
Average balance of Managed private credit student loans	$8,300	$7,595	$5,802	$7,311	$5,210
Ending balance of Managed private credit student loans	$8,571	$7,969	$6,021	$8,571	$6,021
Average balance of Managed private credit student loans in repayment	$4,011	$3,661	$3,140	$3,819	$3,118
Ending balance of Managed private credit student loans in repayment	$4,333	$3,688	$3,305	$4,333	$3,305

        We own a portfolio of defaulted FFELP loans that have been rejected for reimbursement by the guarantor and are uninsured. During the third quarter of 2003, we reclassified these uninsured FFELP student loans to private credit student loans and also reclassified the related reserves. In the above table this reclassification is reflected for all periods presented.

Delinquencies—Managed Basis

        The table below shows our private credit student loan delinquency trends for December 31, 2003, September 30, 2003 and December 31, 2002 on a Managed Basis. Delinquencies have the potential to adversely impact earnings if the account charges off and results in increased servicing and collection costs.

	December 31, 2003		September 30, 2003		December 31, 2002
Index
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,755		$3,818		$2,356
Loans in forbearance(2)	483		463		360
Loans in repayment and percentage of each status:
Loans current	3,984	92%	3,385	92%	3,079	93%
Loans delinquent 30-59 days(3)	151	3	127	3	107	3
Loans delinquent 60-89 days	75	2	74	2	45	2
Loans delinquent 90 days or greater	123	3	102	3	74	2

Total Managed private credit student loans in repayment	4,333	100%	3,688	100%	3,305	100%

Total Managed private credit student loans	8,571		7,969		6,021
Managed private credit student loan allowance for losses	(262)		(255)		(207)

Managed private credit student loans, net	$8,309		$7,714		$5,814

Percentage of Managed private credit student loans in repayment	51%		46%		55%

Delinquencies as a percentage of Managed private credit student loans in repayment	8%		8%		7%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures. Additionally, the forbearance balance at December 31, 2003 and September 30, 2003 included $9 million and $8 million, respectively, of career training loans in "closed school" status, whose ultimate disposition is uncertain.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

"Core Cash" Operating Expenses

        Fourth quarter "core cash" operating expenses included a $40 million contribution to the Sallie Mae Fund that was made in connection with the sale of our headquarters building. Fourth quarter operating expenses, exclusive of the contribution, were $208 million versus $171 million in the year-ago quarter and $177 million in the third quarter of 2003. The increase in operating expenses versus the prior quarter was primarily due to a write-off of capitalized software, operating expenses related to the acquisition of Academic Management Services in the fourth quarter, additional costs from the implementation of an outsourcing initiative and the reduction in third quarter fees by an insurance reimbursement. The increase in operating expenses versus the year-ago quarter can mainly be attributed to an increase in mortgage operating expenses due to the acquisition of Pioneer Mortgage in the second quarter of 2003, increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business and the write-off of capitalized software mentioned above.

Sale of Building

        In December of 2003, we sold our headquarters building for $122 million and recorded a gain on the sale of $42 million. We anticipate moving to a new headquarters in 2004. In the interim period, we will be leasing the building from the new owner.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION FOURTH QUARTER 2003 (Dollars in millions, except per share amounts)